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                                                                    Exhibit 10.3


                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT ("Agreement") dated as of June 18, 1999, between Eclipse Digital Imaging, Inc., a South Dakota corporation ("Seller") and Andover Advanced Technologies, Inc., a Massachusetts corporation ("Purchaser"). Seller and Purchaser are sometimes individually or collectively referred to as "Party" or "Parties."

     WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from Seller, subject to the terms and conditions of this Agreement, substantially all of the assets of the Seller's business (the "Business").

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     "Assumption Agreement" means the Assumption Agreement dated as of the Closing Date, in the form of EXHIBIT B.

     "Bill of Sale" means the Bill of Sale of Seller, dated as of the Closing Date, in the form of EXHIBIT C.

     "Closing" and "Closing Date" are defined in Section 3.1.

     "Court Order" means any judgement, decree, injunction, order, writ, award, determination or ruling of any Governmental Entity or arbitrator.

     "Excluded Assets" is defined in Section 2.5.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Governmental Rule" is defined in Section 4.3.

     "Intellectual Property" means any and all art work and animations, patents, patent applications, copyrights, trademarks, applications for trademark registration, service marks, applications for service mark registration, proprietary information and data, source code, confidential information and data, trade secrets, all other recognizable intellectual property rights, inventions, creations, technical documentation, protectable subject matter, and all claims and rights to the foregoing.


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     "Lien" means any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, restriction or other encumbrance.

     "Person" means any individual, corporation, partnership, joint venture, trust, business, association or other entity.

     "Taxes" means all Federal, state, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

     "Third Party Intellectual Property" means any and all software (in any form), databases or other Intellectual Property owned by a third party, licensed to Seller and utilized in the business of the Seller, including any software used in or included in the use of the Acquired Assets.

                                   ARTICLE II

                      PURCHASE AND SALE OF ACQUIRED ASSETS

     2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, as a going concern, from the Seller, at the Closing, all of the businesses, assets, properties, goodwill and rights of the Seller, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of the Seller, including, without limitation, (i) Ad art work and animations; (ii) the web site described in EXHIBIT A (the "Website"), and all proprietary rights therein, including all patent, copyright and trade secret rights, all patent applications, if any, relating thereto, and all technical information, documents, data, content, designs, prototypes and software relating to the Website; (iii) all rights to commercialize the Website in any manner; (iv) any domain names and trademarks listed on EXHIBIT A, together with the goodwill symbolized by such domain names and trademarks, and all registrations or applications for registration thereof;
(v) all materials required to operate the Website in the same manner that it is currently being operated; (vi) all right, title and interest in and to the use of Seller's corporate or entity names and any derivatives or combinations thereof; (vii) logos, trademarks, trademark registrations and trademark applications or registrations thereof, including the goodwill associated therewith; (viii) the goodwill of the Seller's business; (ix) copyrights, copyright applications and copyright registrations, patents and patent applications; rights under or pursuant to licenses by or to the Seller; (x) development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements; leaseholds and other interests in land, inventory (accumulated costs of jobs and supplies), equipment, machinery, furniture, fixtures, motor vehicles and supplies; (xi) accounts receivables; (xii) prepaid expenses; (xiii) insurance policies, contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature; (xiv)


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telephone, telefax and telex numbers, including all listings in all telephone books and directories; (xv) files, papers and records relating to the Seller's businesses and assets; and all of the Seller's assets with only such dispositions of such assets as shall have occurred in the ordinary course of Seller's business between the date thereof and the Closing and which are permitted by the terms hereof (the foregoing are sometimes collectively called the "Assets").

     2.2 PURCHASE PRICE. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the sale, assignment, transfer and delivery of the Assets, Purchaser will deliver to the Seller the consideration in the amounts and at the times specified in Schedule 1 attached hereto and incorporated herein (the "Purchase Price").

     2.3 DELIVERY OF ASSETS. At the Closing, the Seller will deliver to the Purchaser such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

          (a) bills of sale executed by the Seller vesting in the Purchaser good and marketable title to all of the Assets;

          (b) appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets;

          (c) all data relating to the Assets, property, goodwill and business included in the Seller' business; and

          (d) all copies of the source code and object code and all documentation relating thereto for all computer software programs included in the Assets.

The Seller will take all other actions necessary to put the Purchaser in actual possession and operating control of the Assets.

     2.4 ASSUMED OBLIGATIONS. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as have been made in accordance with the terms hereof), the Purchaser will assume those liabilities of the Seller which relate to the Assets (the "Assumed Liabilities") specifically set forth on Exhibit 2.4 attached hereto. The Seller expressly understands and agrees that, except for the Assumed Liabilities, the Purchaser has not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for the liabilities of the Seller or any respective affiliates or associates, whether known or unknown and whether existing as of the Closing or arising thereafter, which liabilities will remain the sole responsibility of, and will be satisfied by, the Seller (the "Retained Liabilities").

     2.5 EXCLUDED ASSETS. Notwithstanding the foregoing, the Seller will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Seller, the following assets (collectively, the "Excluded Assets"):


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          (a)  the consideration delivered to the Seller pursuant to this
Agreement for the Assets;

          (b) the minute books (and any documents related to the Seller's organization or foreign qualification contained in such minute books), corporate seal and corporate records;

          (c) stock or other interests representing the ownership of the Seller;

          (d) all documentation pertaining to any liability of the Seller not assumed by Purchaser; and

          (e)  the assets, if any, specifically described on Exhibit 2.5 hereto.

     2.6 PURCHASE PRICE ALLOCATION. The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended to date. In making such allocation, the allocations set forth in Schedule 2.6 attached hereto will apply. In preparing Schedule 2.6, the Purchaser and the Seller will negotiate in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets; it being understood that such determination will be binding on the Purchaser only for the purposes of U.S. Federal, state and local taxation. The Purchaser and the Seller (or the beneficial owners of the Seller, if applicable) will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any return, proceeding or audit which is inconsistent with such allocation.

                                   ARTICLE III

                                   THE CLOSING

     3.1 CLOSING DATE. The consummation of the sale and transfer of the Assets as contemplated in this Agreement shall take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation located at 101 Federal Street, Boston, MA 02110 on June 28, 1999 at 10:00 a.m., or at such other time, date and place as shall be fixed by agreement among the Parties (the "Closing", such date of the Closing being the "Closing Date").

     3.2 EXECUTION AND DELIVERY OF DOCUMENTS BY SELLER. At the Closing, Seller shall execute and deliver to Purchaser: (a) the Bill of Sale; (b) the Assumption Agreement; and (c) such other documents as Purchaser or its counsel may reasonably request to demonstrate compliance with the provisions set forth in this Agreement.

     3.3 EXECUTION AND DELIVERY OF DOCUMENTS BY PURCHASER. At the Closing, Purchaser shall: (a) execute and deliver to Seller the Assumption Agreement; and
(b) deliver the Purchase Price as provided on Schedule 1 attached hereto.

                                   ARTICLE IV


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                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants as of the date hereof to and for the benefit of Purchaser as follows:

     4.1 ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, and has the requisite power and authority to own, operate and transfer its properties. Seller is qualified or registered to do business and is in good standing in each state in which property is owned or operated if registration or qualification is required.

     4.2 AUTHORITY AND ENFORCEABILITY OF AGREEMENT. Seller has the full corporate power and authority to enter into and execute this Agreement and any ancillary agreements to which it is a Party and to carry out the transactions contemplated hereby in accordance with its terms. There are no outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Assets to any party other than to Purchaser, nor has Seller made any representations or entered into any contracts, commitments or other agreements with third parties which purport to bind or obligate Purchaser in any manner. The execution, delivery and performance of this Agreement and all of the transactions required hereunder to be performed by Seller have been duly and validly authorized and approved by all necessary corporate and stockholder action. This Agreement has been duly and validly executed and delivered on behalf of Seller by duly authorized officers. This Agreement constitutes the valid and legally binding obligation, subject to general equity principles, of Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

     4.3 NO VIOLATION. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not: (a) violate any law, judgement, order, decree, statute, ordinance, rule or regulation applicable to it ("Governmental Rule"); (b) conflict with any provision of Seller's Certificate or Articles of Incorporation or Bylaws; or (c) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other entity or Person.

     4.4 CAPITALIZATION. Schedule 4.4 hereto sets forth the record and beneficial ownership of the shares of capital stock of Seller. All of the issued and outstanding shares of capital stock of Seller are duly authorized, validly issued, and are without, and were not issued in violation of, preemptive rights, and are owned free and clear of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer or encumbrance of any nature whatsoever. There are no outstanding rights to purchase or acquire any capital stock of the Seller or any securities convertible into or exchangeable for such capital stock and there are no contracts, commitments, understandings, arrangements or restrictions by which the Seller is bound to issue or to acquire any additional securities or other rights to purchase or acquire any capital stock of the Seller.


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     4.5  ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule
4.5 attached hereto, other than in the ordinary course of business, the Seller does not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Seller's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable (collectively "Liability").

     4.6 ABSENCE OF CHANGES. Except as set forth on Section 4.6 attached hereto, since December 31, 1998, the Seller has owned and operated the Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions:

          (a) the Seller has not suffered any material loss, damage, destruction of property or the Assets or other casualty to property or the Assets (whether or not covered by insurance); and

          (b) the Seller has not suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a material adverse effect on the Business or the Seller.

     4.7 TITLE TO AND CONDITION OF ASSETS. The Seller has good and marketable title to all of the Assets, free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind of nature (whether or not of record) (collectively, "Liens"). The Seller has full right and power to, and at the Closing will, deliver to the Purchaser good title to all of the Assets, free and clear of any Liens. The Assets are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

     4.8 LITIGATION. There are no actions, suits, claims, demands or proceedings pending or, to the knowledge of Seller, threatened against or by Seller relating directly to the Assets or the Business in any court or before any arbitrator, private alternative dispute resolution system or governmental agency, nor has Seller been charged with, nor, to the knowledge of Seller, is it under investigation with respect to any charge concerning any violation of any provision of any federal, state or other applicable law, rule, regulation, ordinance, order, decree or governmental restriction with respect to the Business or the Assets. There are no unsatisfied judgments against Seller or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which any of the Assets are subject.

     4.9  INTELLECTUAL PROPERTY RIGHTS.


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     (a)  Section 4.9 of the Disclosure Schedule contains a listing of all (i)
patents, patent applications (collectively the "Patents"), (ii) copyrights (the "Copyrights"), (iii) tradenames, registered and common law trademarks, trademark applications (the "Trademarks"), (iv) service marks, service mark applications (the "Service Marks"), (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "Trade Secrets"), and (vi) art work and animations necessary or used in connection with the conduct of the Business by the Seller (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "Intellectual Property Rights"). The Intellectual Property Rights are sufficient to conduct the Business as presently conducted and as proposed to be conducted.

     (b) The Seller owns, has the unrestricted right to use and has sole and exclusive possession of and has good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens. Except as set forth on Schedule 4.9 attached hereto, no Person other than Seller owns, has any rights in, or claims any ownership of, any of the Intellectual Property Rights. The use of all Intellectual Property Rights necessary or required for the conduct of the business of the Seller with respect to the Acquired Assets as presently conducted and as proposed to be conducted does not and will not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "Third Party Intellectual Property Rights"). The Seller is not using any confidential information or trade secrets of others.

     (c) All Intellectual Property Rights which are registered are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid, enforceable and subsisting and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents are valid, enforceable and subsisting and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Seller's knowledge is any such action threatened with respect to any of the Patents. No application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. No Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. The Trademarks are valid and enforceable and no person holds any infringing or potentially infringing trademark and, to the Seller' knowledge, no application for any infringing or potentially infringing trademark has been made.

     (d) A copy of all documentation relating to the Trade Secrets have been furnished to the Purchaser. Such documentation is current, accurate, complete in all material respects and in sufficient detail and content to explain all material aspects of the Trade Secrets and to allow its full and proper use without reliance on the memory of others. To the Seller's knowledge, the Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Seller or to the detriment of the


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Seller. The Seller has taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

     (e) All agreements relating to licenses of Intellectual Property Rights granted by or to the Seller are set forth on Schedule 4.9 attached hereto. All such licenses are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by either the Seller or by any other party thereto. There are no outstanding and, to the Seller's knowledge, no threatened disputes or disagreements with respect to any such agreement.

     (f) The Seller is not obligated whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

     (g) Except as set forth on Schedule 4.9 attached hereto, to the Seller's knowledge, the software, hardware and firmware which comprise the Acquired Assets, as well as the software, hardware and firmware used by the Seller's suppliers, vendors and customers is Year 2000 Compliant. The term "Year 2000 Compliant" as used in the preceding sentence, means that no operational, financial, data transmission, communication or process is materially affected or materially interrupted by dates prior to, during or after the Year 2000, and in particular, without prejudice to the generality of the foregoing that: (i) no value for current date will cause any interruption in operation; (ii) all manipulation of time related data will produce the required results for all valid date values prior to, during and after the Year 2000; (iii) if the date elements in interfaces and data storage specify the century, they will permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element; and (iv) Year 2000 must be recognized as a leap year.

     (h) Neither Seller nor, to the Seller's knowledge, any of the employees of Seller are in violation of any non-competition, non-disclosure or other similar agreements which would prohibit (i) Seller from entering into or consummating the transactions contemplated hereby or (ii) any employee of Seller from becoming an employee of Purchaser.

     4.10 COMPLIANCE WITH LAWS. The assets, properties, Business and operations of the Seller, are and have been in compliance in all material respects with all laws applicable to the Seller's assets, properties, business and operations. The Seller does not require the consent of any person or entity to permit it to operate in the manner in which it is presently being operated. The Seller possesses all permits, licenses and other authorizations from all persons or entities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Seller from being able to continue to use such permits and operating rights.

     4.11 BROKERS AND FINDERS. Neither the Seller nor any of the Seller's directors, officers, shareholders or employees have employed any broker, finder, or financial advisor or incurred


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any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Seller for any such fee or commission to be claimed by any person or entity.

     4.12 ACCURACY OF INFORMATION. No representation or warranty made by the Seller in this Agreement, the disclosure schedules attached hereto, or in any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser at the Closing by or on behalf of the Seller in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser to which the Seller has knowledge related to the Seller, its operations, properties, financial condition or prospects which has a material adverse effect or, to the knowledge of the Seller, in the future may have a material adverse effect on the Seller.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants as of the date hereof to and for the benefit of Seller as follows:

     5.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to carry on its business as now being conducted.

     5.2 AUTHORITY. Purchaser has the corporate power and authority to execute this Agreement and the ancillary agreements to which it is or will be a party and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.

     5.3 NO VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transaction contemplated by this Agreement do not: (a) violate any law, judgement, order, decree, statute, ordinance, rule or regulation applicable to it; (b) conflict with any provision of Purchaser's organizational documents; (c) conflict in any material respect with any contract or permit to which Purchaser is a party.

     5.4 CONSENTS AND APPROVALS. No Consent of any individual or entity is required in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated herein.

     5.5 LITIGATION. There are no material actions, suits, claims, demands or proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser in any court or


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before any arbitrator, private alternative dispute resolution system or governmental agency, nor has Purchaser been charged with, nor, to the knowledge of Purchaser, is it under investigation with respect to any material charge concerning any violation of any provision of any federal, state or other applicable law, rule, regulation, ordinance, order, decree or governmental restriction. There are no unsatisfied judgments against Purchaser or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which Purchaser is subject.

     5.6 COMPLIANCE WITH LAWS. The assets, properties, business and operations of the Purchaser, are and have been in compliance in all material respects with all laws applicable to the Purchaser's assets, properties, business and operations. The Purchaser does not require the consent of any person or entity to permit it to operate in the manner in which it is presently being operated. The Purchaser possesses all permits, licenses and other authorizations from all persons or entities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Purchaser from being able to continue to use such permits and operating rights.

     5.7 BROKERS AND FINDERS. Neither the Purchaser nor any of the Purchaser's directors, officers, shareholders or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser for any such fee or commission to be claimed by any person or entity.

                                   ARTICLE VI

                                    COVENANTS

     6.1 COVENANTS OF THE SELLER. The Seller shall keep, perform and fully discharge the following covenants and agreements:

          (a) INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, the Seller shall (i) operate the Business as a going concern consistent with prior practice and in the ordinary course of business, (ii) use its best efforts to preserve substantially intact its business organizations and (iii) use its best efforts to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations.

          (b) ACCESS. The Seller shall, upon reasonable notice, give Purchaser and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Seller during reasonable business hours and shall promptly furnish Purchaser with all financial and operating data and other information as to the history, ownership, business, operations and properties of the Seller as Purchaser may from time to time reasonably request.

          (c) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Without the prior written consent of Purchaser, the Seller will not take any action from the date hereof to the Closing Date that would cause any representation or warranty of the Seller contained in this Agreement to become untrue or cause the breach of any agreement hereof or covenant contained herein. The Seller will promptly bring to the attention of Purchaser any facts which come to its attention that


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would cause any of the representations and warranties of the Seller to be untrue or materially misleading in any respect.

     6.2  NON-COMPETITION AND NON-SOLICITATION.

          (a) For a period of five (5) years from the Closing Date, the Seller will not anywhere in the world engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is in direct competition with the business of the Purchaser; provided that the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 6.2(a).

          (b) For a period of two (2) years from the Closing Date (the "Non-Solicitation Period"), Seller will not solicit, or attempt to solicit, any officer, director, consultant or employee of the Purchaser or any of its subsidiaries or affiliates to leave his or her engagement with the Purchaser or such subsidiary or affiliate nor will it call upon, solicit, divert or attempt to solicit or divert from the Purchaser or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of names he was aware during the term of his employment with the Seller; provided, however, that nothing in this Section 6.2(b) shall be deemed to prohibit the Seller from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Purchaser; and provided, further, however, that nothing in this Section 6.2(b) shall be deemed to prohibit the Seller from placing advertisements in newspapers or other media of general circulation advertising employment opportunities.

          (c) It is specifically understood and agreed that any breach of the provisions of this Section 6.2 is likely to result in irreparable injury to the Purchaser and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Purchaser shall be entitled to enforce the specific performance of this Agreement by the Seller and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

     6.3 COVENANT OF THE PURCHASER. Purchaser represents and warrants to Seller that it will take all necessary actions to permit it to issue the number of shares of capital stock required to be issued pursuant to Schedule 1. The capital stock issued pursuant to Schedule 1 will, when issued, be validly issued, fully paid and nonassessable and no shareholder of Purchaser has or will have any rights of subscription or purchase in respect thereof.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the purchase of the Acquired Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) All representations and warranties of the Seller to the Purchaser contained in this Agreement or in any schedule, certificate, or document delivered by the Seller to the Purchaser pursuant to the provisions hereof shall be true and correct in all material respects as of the time of the Closing with the same effect as though made at and as of that time;

          (b) The Seller shall have performed and compiled in all material respect with all obligations and covenants required by this Agreement to be performed or complied with by the Seller prior to or at the Closing;

          (c) On the Closing Date, no action is threatened or pending challenging or otherwise relating to the transactions provided for herein or which may affect the Seller, the Business or the Assets in a manner which is materially adverse;

          (d) All corporate and other actions and proceedings by the Seller in connection with the transactions contemplated hereby, and all board and shareholder resolutions, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substances to counsel for the Purchaser, and the Purchaser shall have received all such resolutions, documents and instruments, or copies thereof, as its counsel shall have reasonably requested;

          (e) The Seller shall have received (and there shall be in full force and effect) all consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Seller is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Acquired Assets including but not limited to the consent of Xoom Software, Inc. and Digital River, Inc.

          (f) Each of Art Holden and James Maloney shall have executed and delivered to Purchaser an employment agreement in substantially the form of Exhibit D attached hereto (the "Employment Agreements").

          (g) The Purchaser shall have completed to its satisfaction its legal, financial and accounting due diligence of the Seller, the Assets and the Business.

          (h) There shall not have been, in the Purchaser's reasonable judgment, any material adverse change in the Business, operations, assets, financial condition or prospects of the Seller, the Business or the Assets.

     7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the sale of Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Seller in writing);

          (a) all representations and warranties of the Purchaser to the Seller contained in this Agreement or in any schedule, certificate, or document delivered by the Purchaser to the Seller pursuant to the provisions hereof shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time;

          (b) the Purchaser shall have performed and compiled in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

          (c) on the Closing Date, no Action is pending or threatened, challenging or otherwise relating to the transactions provided for herein;

          (d) all corporate and other actions and proceedings by the Purchaser in connection with the transactions contemplated hereby, and all resolutions, documents, and instruments incidental thereto, shall be reasonably satisfactory in form and substance to counsel for the Seller, and the Seller shall have received all such resolutions, documents, and instruments, or copies thereof, as its counsel shall have reasonably requested; and

          (e)  the Purchase Price shall be paid to the Seller as set forth on
Schedule 1.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

     8.1 FURTHER ASSURANCES. Each Party agrees, at any time and from time to time, upon the request of the other Party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers and conveyances as may be reasonably required, without enlarging or extending any obligation or liability of any Party beyond what is otherwise contemplated by this Agreement, to facilitate the transactions contemplated by this Agreement.

     8.2 EXPENSES. All expenses incurred by Purchaser or Seller in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Purchaser or Seller as applicable, shall be paid by the Party incurring such expense.

                                   ARTICLE IX

                                   TAX MATTERS

     9.1 Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay any and all sales, use, transfer, documentary, registration, and similar Taxes relating to the Assets that arise by reason of the transactions contemplated by this Agreement. Seller shall be responsible for and pay all income tax liability attributable to it as a result of the sale of the Assets. Each party shall be responsible for filing its own tax returns of whatever sort deemed appropriate and necessary by the filing party.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1 INDEMNIFICATION OF PURCHASER. Seller agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, employees and agents from and against any and all losses, damages of any kind, liabilities, costs, and expenses, including without limitation all fines, penalties, amounts paid in settlement, and reasonable attorneys' fees (collectively, "Losses") incurred or sustained by Purchaser as a result of:

          (a) any breach of any warranty or the inaccuracy of any representation, made by Seller in this Agreement;

          (b) any breach or nonfulfillment or non-performance, partial or total, of any covenant or any agreement of Seller contained in this Agreement or in any ancillary agreement delivered to Purchaser by or on behalf of Seller pursuant to the express provisions of this Agreement;

          (c) all obligations and liabilities of Seller, whether direct or indirect, fixed or contingent, known or unknown; or

          (d) any claims arising from the Seller's use of the Assets prior to the Closing Date.

     10.2 INDEMNIFICATION OF SELLER. Purchaser agrees to indemnify, defend and hold harmless Seller, its affiliates and their respective officers, directors, employees and agents from and against any and all losses, damages of any kind, liabilities, costs, and expenses, including without limitation all fines, penalties, amounts paid in settlement and reasonable attorneys' fees (collectively, "Losses") incurred or sustained by Seller as a result of:

          (a) any breach by Purchaser of any of its representations or warranties made in this Agreement;

          (b) any breach or nonfulfillment or non-performance, partial or total, of any covenant or any agreement of Purchaser contained in this Agreement or in any ancillary agreement delivered to Seller by or on behalf of Purchaser pursuant to the express provisions of this Agreement;

          (c) the failure of Purchaser to perform any of the agreements or undertakings made by Purchaser in this Agreement; or

          (d) any claims arising from Purchaser's use of the Assets after Closing Date.

     10.3 COOPERATION. Notwithstanding anything to the contrary contained in this Article X, the parties shall cooperate with each other to maximize the availability of insurance coverage for claims or actions by third parties which may be subject to indemnification pursuant to this Article X, and if any insurance carrier for any Party agrees to defend such claim or action, such defense shall be tendered to such insurance carrier and the rights of the Parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

     10.4 SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the express provisions of this Agreement shall survive any investigation heretofore or hereafter made by Purchaser or Seller and the consummation of the transactions contemplated herein for a period of three years from the Closing Date.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.1 AMENDMENT AND WAIVER. This Agreement may be amended, modified and supplemented only by written agreement of each of the Parties hereto. By an instrument in writing, either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

     11.2 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid:

     If to Seller:

           Eclipse Digital Imaging, Inc.
           2000 West 42nd Street
           Sioux Falls, SD  57104
           Attn:  Art Holden
           Facsimile: (605) 335-1554

     with a copy to:

           Abbott & Abbott
           1401 E. Rushmore
           P.O. Box 650
           Brandon, SD  57005
           Attn: John P. Abbott, Esq.
           Facsimile: (605) 582-6076

     If to Purchaser:

           Andover Advanced Technologies, Inc.
           50 Nagog Office Park
           Acton, MA  01720
           Attn: Bruce Twickler, President
           Facsimile:  (978) 635-5326
     with a copy to:

           Hutchins, Wheeler & Dittmar
           101 Federal Street
           Boston, MA  02110
           Attn:    David P. Kreisler, Esq.
           Facsimile:  (617) 951-6740

or to such other person or address as any Party hereto shall furnish to the other Parties hereto in writing pursuant to this Section 11.2.

     11.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Seller without the prior written consent of the Purchaser. The Purchaser may assign its rights and obligations under this Agreement (whether by sale, merger or otherwise) without the consent of Seller.

     11.4 GOVERNING LAW. This Agreement shall be governed by the law of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern applicable conflicts of laws.

     11.5 COUNTERPARTS; FACSIMILE. This Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.6 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase "without limitation." When used in this Agreement, the word "primarily" shall be deemed to be followed by the phrase "or exclusively". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

     11.8 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the Parties hereto with respect to such subject matter.

     11.9 THIRD PARTIES. Except for the indemnity provisions of Article X, which are also for the benefit of the Parties identified therein, nothing in this Agreement, whether express or implied, is intended to: (a) confer any rights or remedies on any person other than the Seller and

Purchaser, and their respective successors and permitted assignees; (b) relieve or discharge the obligation or liability of any third party; or (c) give any third party any right of subrogation or action against Seller or Purchaser.

     11.10 PUBLICITY OF TRANSACTION. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement, including any statement as to the terms and conditions of this Agreement, without the prior written consent of the other Party, except that such prior approval shall not be required as to any disclosure required under law nor shall this prohibition limit Purchaser from normal and customary advertisement of its business. In the event that any disclosure is required by law, the disclosing party will notify the other party of the required disclosure at least five (5) business days prior to disclosure in order to give the other party an opportunity to seek protective orders or other lawful preventive or restrictive measures.

     11.11 EXHIBITS. All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties, acting through their duly authorized representative, have executed this Agreement as of the day and year first above written.

                                             ANDOVER ADVANCED TECHNOLOGIES, INC.


                                             By:  /s/ Bruce A. Twickler
                                                  -----------------------------
                                                  Title: President

                                             ECLIPSE DIGITAL IMAGING, INC.


                                             By:  /s/ Art Holden
                                                  -----------------------------

                                    EXHIBIT A

                                     Assets

     The AnimationFactory, EclipseDigital, JavaArt, AnimOutlet, GifArtist and AnimFactory websites and all URL's owned by the Seller (collectively, the "Website"), including without limitation all content including text and graphics, all design elements including look and feel, all advertising systems and advertising information including banners and site statistics, all software code (including source and object code) including HTML code, Java scripts, CGI scripts and links, and all brands and commercial identification including logos, trademarks, service marks and trade names. All rights in income related to the Website, including without limitation advertising revenues.

     The domain names "www.eclipsedigital.com", "www.javaart.com", "www.animfactory.com", "www.gifartist.com" and "www.animationfactory.com" and all related trademarks or service marks and all rights and interests of Seller therein, together with the goodwill of all business symbolized by such mark.

                                   EXHIBIT 2.4

                               ASSUMED LIABILITIES

                                   SCHEDULE 1

                                  CONSIDERATION

     1. CASH CONSIDERATION. Total cash consideration to be paid shall be $1,500,000, which shall be paid as follows:

          (a) At Closing, Purchaser shall pay to Seller a cash payment of $250,000.

          (b) On October 18, 1999 (date which is four months after Closing), and every month thereafter until December 18, 2000 (date which is 18 months after Closing), Purchaser shall pay to Seller a cash payment of $83,333.

     2.   STOCK CONSIDERATION.

          (a) In the event that the Purchaser completes an initial public offering of its common stock (an "Offering"), in addition to the consideration set forth above, the Purchaser shall issue shares of its common stock to the Seller with an aggregate value as set forth below. The number of shares of common stock to be issued to the Seller in each instance shall be calculated using the price per share initially offered to the public in such Offering:

     Aggregate Value            Timing
     ---------------            ------
     $200,000             Upon closing of Offering

     $200,000             Twelve (12) months after closing of Offering

     $200,000             Twenty-four (24) months after closing of Offering

     In the event that the employment of either Art Holden or Jim Maloney with the Purchaser is terminated for Cause or voluntarily by the individual, the payments remaining to be made by the Purchaser after the date of termination shall be reduced by 50%. In the event that the employment of both Mr. Holden and Mr. Maloney with the Purchaser is terminated for Cause or voluntarily by the individual, the Purchaser shall not be required to issue any shares remaining to be issued to the Seller following the date of such termination.

          (b) MILESTONES The payments described in Section 2(a) above (the "Stock Payments") are subject to the achievement of the following (the "Milestones"):

                    (i) Thirty four percent (34%), or $66,667 in value, of each Stock Payment shall be due and payable so long as both Mr. Holden and Mr. Maloney remain employed with the Purchaser pursuant to the terms of their employment agreements.

                    (ii) An additional twenty-two percent (22%), or $44,000 in value, of each Stock Payment shall become due and payable in the event that the Website's traffic increases by 50% per year from the traffic as of the Closing. The increase to be measured and verified by an independent auditor reasonably acceptable to the Purchaser and the Seller. The parties agree that the traffic figures in this Milestone are not to be compounded on an annual basis.

                    (iii) An additional twenty-two percent (22%), or $44,000 in value, of each Stock Payment shall become due and payable in the event that at least two new Animation Content discs each year are prepared for sale to the public.

                    (iv) An additional twenty-two percent (22%), or $44,000 in value, of each Stock Payment shall become due and payable in the event that at least 2,500 new animation images per month are completed. If the Purchaser, in its sole discretion, elects to terminate this segment of its business, the percentage of each Stock Payment determined by this clause (iv) shall automatically be earned by the Seller.

          (c) Purchaser will take all good faith efforts (including commitment of reasonable resources) to permit the foregoing Milestones to be achieved. Notwithstanding the foregoing, if the Purchaser determines to change its strategic focus or abandon the business being acquired, all of the Milestones in
Section 2(b) will be deemed to have been achieved.

     3. ALTERNATE CASH CONSIDERATION. In the event that an Offering does not occur within eighteen (18) months from the Closing, the Seller shall have a one time option which must be exercised in writing not less than eighteen (18) months after the Closing and not more than nineteen (19) months after the Closing, to forgo the consideration set forth in Section 2 above and to receive in lieu thereof the following cash payments: (i) $200,000 to be paid on the date which is 5 days following the receipt by the Purchaser of the Seller's election hereunder; (ii) $200,000 to be paid on the date which is twenty-four (24) months after the Closing; and (iii) $200,000 on the date which is thirty-six (36) months after the Closing. In all cases, the Milestones set forth in Section 2(a) above shall apply to the cash payments in this Section 3, if the Seller elects to receive these cash payments in lieu of the Stock Payments set forth above.